Exhibit 1(a)

PRICING AGREEMENT

Bear, Stearns & Co. Inc.
245 Park Avenue, 4th Floor
New York, New York 10167

Merrill Lynch, Pierce, Fenner & Smith
Incorporated
4 World Financial Center
New York, New York 10080

As Representatives of and on behalf of
the several Underwriters named in Schedule I hereto

August 8, 2001
Dear Sirs:

          Sears Roebuck Acceptance Corp., a Delaware corporation (the "Company"), proposes subject to the terms and conditions stated herein and in the Underwriting Agreement, dated August 8, 2001 (the "Underwriting Agreement"), executed between the Company and Sears, Roebuck and Co. ("Sears"), on the one hand, and Bear, Stearns & Co. Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of and on behalf of the several Underwriters named in Schedule I hereto, on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Securities specified in Schedule II hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and, except where otherwise specified, as of the date of this Pricing Agreement, except that each representation and warranty with respect to the Prospectus in Sections 2 and 3 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined) and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

          An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

          Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at a purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto, less the principal amount of Designated Securities covered by Delayed Delivery Contracts, if any, as may be specified in such Schedule II.

          If the foregoing is in accordance with your understanding, please sign and return to us two counterparts hereof, and upon acceptance hereof by you on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between the Company, Sears and each of the Underwriters. It is understood that your acceptance of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be supplied to the Company upon request. You represent that you are authorized on behalf of yourselves and on behalf of each of the other Underwriters named in Schedule I hereto to enter into this Agreement.

Very truly yours,

Sears Roebuck Acceptance Corp.

By: /s/ Keith Trost

Sears, Roebuck and Co.

By: /s/ Larry Raymond

Accepted as of the date hereof:

/s/ Jacques de Saint Phalle

Bear, Stearns & Co. Inc.

/s/ Perry E. Hall

Merrill Lynch, Pierce, Fenner & Smith Incorporated

As Representatives of and on behalf of
the several Underwriters named in Schedule I hereto

SCHEDULE I

Underwriter	Principal amount of Designated Securities to be purchased

Bear, Stearns & Co. Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Credit Suisse First Boston Corporation
Goldman, Sachs & Co.
J.P. Morgan Securities Inc..
Lehman Brothers Inc.
Morgan Stanley & Co. Incorporated

TOTAL

$281,250,000 $ 281,250,000 $ 37,500,000 $ 37,500,000 $ 37,500,000 $ 37,500,000 $ 37,500,000 $ 750,000,000

SCHEDULE II

Title of Designated Securities:

6.75 % Notes due August 15, 2011

Aggregate principal amount:

$ 750,000,000

Denominations:

US$1,000 (see "Other Terms")

Price to Public:

99.498% of the principal amount of
the Designated Securities

Purchase Price by Underwriters:

99.048% of the principal amount of the
Designated Securities

Indenture:

Indenture, dated as of May 15, 1995,
between the Company and The Chase Manhattan
Bank, N.A., as Trustee

Form of Designated Securities:

Global form only

Maturity:

August 15, 2011

Interest Rate:

6.75%

Interest Payment dates:

February 15 and August 15

Redemption Provisions:

Incorporated by reference to the attached Form of Note

Sinking Fund Provisions:

None

Time of Delivery:

9:00 A.M., Chicago time, August 13, 2001

Funds in which payment by Underwriters to Company to be made:

Immediately available funds

Method of Payment:

Wire transfer to The Chase Manhattan Bank, ABA No. 021-000-021, for the Account of
Sears Roebuck Acceptance Corp., Account No. 910-2587590

Closing Location:

Hoffman Estates, Illinois

Delayed Delivery:

None

Counsel:

        To the Company and Sears:

Anastasia D. Kelly, Executive Vice President, General Counsel, Sears, Roebuck and Co. Mayer, Brown & Platt, special counsel to the Company and Sears

        To the Underwriters:

  Cleary, Gottlieb, Steen & Hamilton

Other Terms:

          (a)     For purposes of this Pricing Agreement only, Section 7 of the Underwriting Agreement shall be amended in the following manner. The existing Section 7(b) shall be amended and restated in its entirety to read as follows:

                     "(b) To pay or cause to be paid all expenses, preapproved by the Company, incident to the performance of its obligations hereunder and under any Pricing Agreement, including the cost of all qualifications of the Securities under state securities laws (including reasonable fees of counsel to the Underwriters in connection with such qualifications and in connection with legal investment surveys) and the cost of printing this Agreement, any Pricing Agreement, and any blue sky and legal investment memoranda, and to indemnify and hold harmless the Underwriters from any documentary stamp or similar issue tax and any related interest or penalties (except to the extent that any such interest or penalties result from the failure of the Underwriters to timely pay any such tax of which they had knowledge) on the issue, sale or delivery of the Designated Securities to the Underwriters (it being understood that except as provided in this subsection (b) and in Section 10 hereof, the Underwriters will pay all of their own costs and expenses, including the cost of printing any Agreement among Underwriters, the fees of their counsel, transfer taxes on resale of any of such Designated Securities by them and any advertising expenses connected with any offers that they may make); and"

The following Section 7(c) shall be added:

                    "(c) To use its best efforts to have the Designated Securities approved for listing on the Luxembourg Stock Exchange or such other exchange as shall be agreed upon by you and the Company, upon the determination by you and the Company that the Company will apply for listing on the Luxembourg Stock Exchange."

          (b) For purposes of this Pricing Agreement only, Section 8 of the Underwriting Agreement shall be amended in the following manner. The existing Section 8(g) shall be amended and restated in its entirety to read as follows:

                    "(g) Subsequent to the date of the Pricing Agreement relating to the Designated Securities, none of (i) the United States shall have become engaged in the outbreak or escalation of hostilities involving the United States or there has been a declaration by the United States of a national emergency or a declaration of war, (ii) a banking moratorium shall have been declared by Luxembourg (if the Designated Securities have been approved for listing on the Luxembourg Stock Exchange) or United States Federal or New York State authorities, (iii) trading in securities generally on the Luxembourg Stock Exchange (if the Designated Securities have been approved for listing on the Luxembourg Stock Exchange) or the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established by such Exchange, any of which events, in your judgment, renders it impractical or inadvisable to proceed with the public offering or the delivery of the Designated Securities, or (iv) there shall have been any change in national or international political, legal, tax or regulatory conditions, any of which events, in your judgment, causes a substantial deterioration in the price and/or value of the Notes;"

The following Section 8(j) shall be added:

                    "(j) Mayer, Brown & Platt, special tax counsel for the Company, shall have furnished to you their written opinion, dated the Time of Delivery for such Designated Securities, in form satisfactory to you in your reasonable judgment, as to matters set forth under 'Description of Notes - Redemption for Tax Reasons,' 'Description of Notes - Tax Gross Up' and 'United States Tax Considerations' in the Prospectus as amended or supplemented."

FORM OF NOTE

[FORM OF FACE OF NOTE]

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Number _____	$___________ CUSIP NO.___________

SEARS ROEBUCK ACCEPTANCE CORP.

6.75% Note due August 15, 2011
6.75%	6.75%
Due 2011	Due 2011

          Sears Roebuck Acceptance Corp., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Company"), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of ____________________ Dollars ($__________) upon presentation and surrender of this Note, on the fifteenth day of August, 2011 at the office or agency of the Company in the Borough of Manhattan of The City of New York or, at the option of the holder hereof, such office or agency, if any, maintained by the Company in the city in which the principal executive offices of the Company are located or the city in which the principal corporate trust office of the Trustee is located or the City of Luxembourg, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts, and to pay interest on said principal sum at the rate of 6.75% per annum, either, at the option of the Company, by check mailed to the address of the person entitled thereto as such address shall appear on the Security Register or by check or wire transfer to either of such offices or agencies, in like coin or currency, from February 15 or August 15, as the case may be, next preceding the date hereof to which interest has been paid on the Notes referred to on the reverse hereof (unless the date hereof is the date to which interest has been paid on such Notes, in which case from the date hereof, or unless the date hereof is prior to February 15, 2002, in which case from August 13, 2001), semi-annually, commencing on February 15, 2002, on February 15 and August 15, until payment of said principal sum has been made or duly provided for. Notwithstanding the foregoing, if this Note is dated after any February 1 and before the following February 15, or after any August 1 and before the following August 15, then this Note shall bear interest from such following February 15 or August 15, as applicable, provided, however, that if the Company shall default in the payment of interest due on such following February 15 or August 15, this Note shall bear interest from the next preceding February 15 or August 15 to which interest has been paid on such Note, or if no interest has been paid on such Note, then from August 13, 2001. The interest so payable on any February 15 or August 15, will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on the February 1 prior to such February 15 or the August 1 prior to such August 15. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the registered holder on such Interest Payment Date, and may be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Noteholders not less than 10 days prior to such Special Record Date, or may be paid, at any time in any other lawful manner, all as more fully provided in such Indenture.

          If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the interest or principal payment shall be made on the next day that is a Business Day, and no interest on such payments shall accrue for the period from and after the Interest Payment Date or the Maturity Date. Interest on the Note will be computed on the basis of a 360-day year of twelve 30-day months.

          Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

          This Note shall not be entitled to any benefit under the Indenture referred to on the reverse hereof or any indenture supplemental thereto, or become valid or obligatory for any purpose, until the certificate of authentication hereon shall have been signed by or on behalf of the Trustee under such Indenture.

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: August 13, 2001

Sears Roebuck Acceptance Corp.

By _____________________________
President

By _____________________________
Vice President

[Corporate Seal]

[FORM OF TRUSTEE'S CERTIFICATE OF AUTHENTICATION]

          This is one of the Securities of the series designated and referred to in the within-mentioned Indenture.

The Chase Manhattan Bank
              as Trustee

By:___________________________________
      Authorized Officer

[FORM OF REVERSE SIDE OF NOTE]

SEARS ROEBUCK ACCEPTANCE CORP.

6.75% Note due August 15, 2011

          1.   This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (hereinafter called the "Securities") of the series hereinafter specified, unlimited in aggregate principal amount, all issued or to be issued under or pursuant to an indenture dated as of May 15, 1995, executed between the Company and THE CHASE MANHATTAN BANK, as Trustee; to which indenture and all indentures supplemental thereto (herein collectively called the "Indenture") reference is hereby made for a specification of the rights and limitation of rights thereunder of the Holders of the Securities, the rights and obligations thereunder of the Company and the rights, duties and immunities thereunder of the Trustee. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any), may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided. This Note is one of a series designated as the "6.75% Notes due August 15, 2011" of the Company (hereinafter referred to as the "Notes"). All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

          2.   In case a default, as defined in the Indenture, shall occur and be continuing with respect to the Notes, the principal amount of all Notes then outstanding under the Indenture may be declared or may become due and payable upon the conditions and in the manner and with the effect provided in the Indenture. The Indenture provides that such declaration may in certain events be annulled by the Holders of a majority in principal amount of the Notes outstanding.

          3.   To the extent permitted by, and as provided in, the Indenture, indentures supplemental thereto may be entered into with the consent of the Company and with the consent of the Holders of not less than a majority in principal amount of the outstanding Securities (as defined in the Indenture) of each series to be affected; provided, however, that no such supplemental indenture shall (i) change the Stated Maturity of the principal of (and premium, if any, on), or the interest on, any Security, or reduce the principal amount of (and premium, if any, on), or the rate of interest on any Security, or change the Currency in which the principal of (and premium, if any) or interest on such Securities is denominated or payable, or reduce the amount of the principal of an Original Issue Discount Security that would be payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 6.1 of the Indenture without the consent of the Holder of each outstanding Security so affected, or (ii) reduce the aforesaid percentage of Securities of any series the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holders of each outstanding Security affected thereby.

          4.   The Indenture also provides that the Holders of a majority in principal amount of the Securities of any series then outstanding may waive any past default under the Indenture and its consequences, except a default in the payment of the principal of or interest or premium, if any, on any of the Securities.

          5.   No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, at the rate, and in the Currency, herein prescribed.

          6.   This Note is transferable by the registered Holder hereof or by his attorney duly authorized in writing at the office or agency of the Company in the Borough of Manhattan of The City of New York or, at the option of the Holder hereof, such office or agency, if any, maintained by the Company in the city in which the principal executive offices of the Company are located or the city in which the principal corporate trust office of the Trustee is located, without charge except for any tax or other governmental charge imposed in relation thereto, but only in the manner and subject to the limitations provided in the Indenture and upon surrender of this Note. Upon any such transfer a Note or Notes of authorized denominations for a like aggregate principal amount and bearing a number not contemporaneously outstanding will be issued in exchange herefor.

          7.   The Notes are issuable only as registered Notes without coupons, in denominations of $1,000 and any integral multiple of $1,000. In the manner and subject to the limitations provided in the Indenture, Notes are exchangeable, without charge except for any tax or other governmental charge imposed in relation thereto, for other Notes of authorized denominations for a like aggregate principal amount, at the office or agency of the Company in the Borough of Manhattan of The City of New York or, at the option of the Holder hereof, such office or agency, if any, maintained by the Company in the city in which the principal executive offices of the Company are located or the city in which the principal corporate trust office of the Trustee is located or in the City of Luxembourg.

          8.   The Company, the Trustee, any Authenticating Agent, any paying agent and any Security registrar may deem and treat the registered Holder hereof as the absolute owner hereof (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon by anyone other than the Company or any Security registrar) for the purpose of receiving payment of or on account of the principal hereof and interest hereon and for all other purposes, and neither the Company, the Trustee, an Authenticating Agent, a paying agent nor a Security registrar shall be affected by any notice to the contrary. All such payments shall be valid and effectual to satisfy and discharge the liability upon this Note to the extent of the sum or sums so paid.

          9.   No recourse shall be had for the payment of the principal of or the interest on this Note or for any claim based hereon or otherwise in any manner in respect hereof, or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, of the Company or of any predecessor or successor corporation, whether by virtue of any constitutional provision or statute or rule of law, or by the enforcement of any assessment or penalty or in any other manner, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof. In the event of any sale or transfer of its assets and liabilities substantially as an entirety to a successor corporation, the predecessor corporation may be dissolved and liquidated as more fully set forth in the Indenture.

          10.   The Company will, subject to the exceptions and limitations set forth below, pay such additional amounts (the "Additional Amounts") to any holder of a Note who is a United States Alien (as defined below) as may be necessary in order that every net payment of the principal of or interest on such Note after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein) upon, or as a result of, such payment, will not be less than the amount provided for in such Note to be then due and payable. However, the Company will not be required to make any payment of Additional Amounts to any such holder for or on account of:

                    (a) any such tax, assessment or other governmental charge imposed because of the existence of any present or former connection between such holder (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, such holder, if such holder is an estate or trust, or a partner or shareholder of such holder, if such holder is a partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, person holding a power, partner or shareholder) being or having been a citizen or resident thereof or being, or having been, present in the United States for 183 days or more in a taxable year or being, or having been, engaged in a trade or business or present therein or having, or having had, a permanent establishment therein;

                    (b) any estate, inheritance, gift, sales, transfer or personal property tax or similar tax, assessment or other governmental charge;

                    (c) any tax, assessment or other governmental charge imposed by reason of such holder's past or present status as a personal holding company, foreign personal holding company, controlled foreign corporation, passive foreign investment company; private foundation or other tax exempt organization, in each case with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

                    (d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments on or in respect of any Note;

                    (e) any tax, assessment or other governmental charge that a paying agent must withhold from any payment of principal of or interest on any Note, if another paying agent can make such payment without withholding;

                    (f) any tax, assessment or other governmental charge imposed because of the failure to comply with certification, identification, documentation, information or other reporting requirement concerning the nationality, residence, identity or connection with the United State of the holder or beneficial owner of such Note, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

                    (g) any tax, assessment or other governmental charge imposed because such holder (or a partnership of which such holder is a member) is or was the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

                    (h) any tax, assessment or other governmental charge imposed on any holder who is a fiduciary or partnership or other than the sole beneficial owner of the Note, but only to the extent that a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner of the Note would not have been entitled to the payment of an Additional Amount had such beneficiary, settlor, member or beneficial owner been the holder of such Note; or

                    (i) any combination of items (a), (b), (c), (d), (e), (f), (g) or (h).

          The term "United States" means the United States of America, the Commonwealth of Puerto Rico and each territory and possession of the United States of America and the area subject to its jurisdiction. The term "United States Alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which, as to the United States, is a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

          Any additional amounts payable under this Paragraph and Paragraph 11(a) are herein referred to as "Additional Amounts," and all references herein to principal of and interest on the Notes shall include such Additional Amounts.

        11.   (a) The Company may redeem this Note at any time, in whole or in part, by paying the holder hereof the greater of:

  100% of the principal amount of the portion of this Note that the Company redeems, plus any interest that has accrued, but that the Company has not previously paid to the holder hereof, up to the date that the Company redeems that portion of this Note; and
  the sum of the present values of the remaining scheduled payments of principal of and interest on the portion of this Note that the Company redeems (excluding the portion of any payment of interest that has accrued as of the date the Company redeems that portion of this Note), plus any interest that has accrued, but that the Company has not previously paid to the holder hereof, up to the date that the Company redeems that portion of this Note. The Company will appoint a Reference Treasury Dealer to determine the present values. The Reference Treasury Dealer will determine the present values by discounting each of the remaining scheduled payments. Each of the remaining scheduled payments will be discounted on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) from the date the payment is scheduled to be made to the date the Company redeems that portion of this Note.

          The Company must give the holder hereof at least 30, but not more than 60, days' notice that it will redeem any portion of this Note. Interest will not accrue on that portion of this Note that the Company calls for redemption unless the Company fails to pay the redemption price on or after the redemption date.

          "Adjusted Treasury Rate" means, for any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming that the price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) was equal to the Comparable Treasury Price for that redemption date, plus 0.25%.

          "Comparable Treasury Issue" means the United States Treasury security selected by a Reference Treasury Dealer appointed by the Company:

  that has a maturity comparable to the remaining term of this Note, and that would be used, at the time of selection and in accordance with customary financial practice, to price new issues of corporate debt securities of comparable maturity to the remaining term of this Note.

          "Comparable Treasury Price" means, for any redemption date:

  the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of those quotations (if any), or if the Trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all the quotations.

          "Reference Treasury Dealer" means each of Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, and their respective successors; provided, however, that if any of them ceases to be a primary U.S. Government securities dealer in New York City, the Company may replace that entity with another primary U.S. Government securities dealer in New York City.

          "Reference Treasury Dealer Quotation" means, for each of at least four Reference Treasury Dealers selected by the Company and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day before that redemption date. The Trustee will determine this average.

          (b) The Notes may also be redeemed prior to maturity as provided under this Paragraph 11(b).

          The Notes may be redeemed at the option of the Company, as a whole but not in part, at any time prior to maturity, upon the giving of a notice of redemption as described below, at a redemption price equal to 100% of the principal amount of the Notes together with accrued interest to the date fixed for redemption (the "Redemption Amount") if the Company determines that, as a result of (A) any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein, or any change in the application, official interpretation or enforcement of such laws, regulations or rulings, including a decision rendered by a court of competent jurisdiction in the United States or any political subdivision thereof, whether or not such decision was rendered with respect to the Company; or (B) any action taken by a taxing authority which action is generally applied or is taken with respect to the Company, which change, amendment, action, decision or memorandum is promulgated on or after August 13, 2001, there is a substantial probability that the Company has or will become obligated to pay Additional Amounts with respect to the Notes in accordance with Paragraph 10 hereof, and the Company cannot avoid such obligation by taking reasonable measures available to it. Prior to the publication of any notice of redemption of the Notes pursuant to the foregoing, the Company shall deliver to the Trustee an opinion of legal counsel to the Company stating that the Company is entitled to effect such redemption and a certificate setting forth facts showing that the conditions precedent to the right of the Company to so redeem have occurred.

          Notice of redemption will be given by the Company not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the redemption price will be specified in the notice. Each notice shall be given in the manner described in Paragraph 11(c).

          (c)     (i) Any redemption notice given under Paragraph 11(b) above shall state the date fixed for redemption and the Redemption Amount. On the redemption date, the Company shall be bound to redeem the Notes to which such notice relates at their Redemption Amount upon presentment thereof. Notices to holders shall be mailed by the Trustee, first class postage prepaid, at their last addresses as they appear in the Security Register. If applicable, notice of intention to redeem the Notes also shall be given in the manner described in subparagraph (ii) below. Such notice by publication shall be published at least once a week for two successive weeks prior to the date fixed for redemption, the first such publication to be not less than 30 days nor more than 60 days prior to the date fixed for redemption.

                   (ii) If and so long as the Notes are listed on the Luxembourg Stock Exchange and such Exchange shall so require, notices to holders of the Notes will be given in a daily newspaper of general circulation in Luxembourg. If publication in Luxembourg is not practical, such publication shall be made elsewhere in Europe. The term "daily newspaper" shall mean a newspaper customarily published on each Business Day in morning editions, whether or not it shall be published in Saturday, Sunday or holiday editions. Such publication is expected to be made in the Luxembourg Wort. Such notices will be deemed to have been given on the date of such publication. If by reason of the temporary or permanent suspension of publication of any newspaper or by reason of any other cause, it shall be impossible to make publication of such notice in a daily newspaper as herein provided, then such publication or other notice in lieu thereof, as shall be made by the Trustee, shall constitute sufficient publication of such notice, if such publication or other notice shall, so far as may be possible, approximate the terms and conditions of the publication in lieu of which it is given. The Trustee shall promptly furnish to the Company and each other paying agency a copy of each such notice so published.

          12.   Notwithstanding anything to the contrary in the Indenture, the term "Business Day" shall mean, for all purposes with respect to the Notes, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a legal holiday for banking institutions in any of the City of Wilmington, Delaware, the City of Chicago, the City of New York, the City of Luxembourg (if and when the Notes are listed on the Luxembourg Stock Exchange), or the city in which the principal corporate trust office of the Trustee is located.

          13.   This Note shall be governed by the laws of the State of Delaware.